Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information of First Citizens BancShares, Inc. (“First Citizens”) and CIT Group Inc. (“CIT”) present the pro forma combined financial position of First Citizens giving effect to its merger with CIT (the “Transaction”) using the acquisition method of accounting with First Citizens treated as the accounting acquirer. Specifically, the unaudited pro forma condensed combined balance sheet as of December 31, 2021 combines the historical consolidated balance sheets of First Citizens and CIT as of such date and includes adjustments that depict the accounting for the Transaction required by GAAP (“pro forma balance sheet transaction accounting adjustments”) as of December 31, 2021. The unaudited pro forma condensed combined statement of income for the year ended December 31, 2021 combine the historical consolidated statements of income of First Citizens and CIT for the same periods and include adjustments that depict the effects of the pro forma balance sheet adjustments assuming those adjustments were made as of January 1, 2021 (“pro forma income statement transaction accounting adjustments”). We refer to the unaudited pro forma condensed combined balance sheet and the unaudited pro forma condensed combined statement of income collectively as “Unaudited Pro Forma Financial Information.” Also, we refer to pro forma balance sheet transaction accounting adjustments and pro forma income statement transaction accounting adjustments collectively as “Transaction Accounting Adjustments.”

The Unaudited Pro Forma Financial Information is presented for illustrative purposes only and is not necessarily indicative of the results that might have occurred had the Transaction taken place on January 1, 2021, for statement of income purposes and on December 31, 2021, for balance sheet purposes. Historical results for any prior period are not necessarily indicative of results to be expected in any future period and should not be assumed to be an indication of the actual results that would have been achieved had the Transaction been completed as of the dates indicated or that may be achieved in the future.

The following Unaudited Pro Forma Financial Information and related notes are based on and should be read in conjunction with (i) the historical audited consolidated financial statements of First Citizens and the related notes included in First Citizen’s Annual Report on Form 10-K for the year ended December 31, 2021, and (ii) the historical audited consolidated financial statements of CIT and the related notes included in Exhibit 99.1 of this Current Report on Form 8-K/A.

The Unaudited Pro Forma Financial Information has been prepared by First Citizens in accordance with Regulation S-X Article 11, Pro Forma Financial Information, as amended by the final rule, Amendments to Financial Disclosures About Acquired and Disposed Businesses, as adopted by the Securities and Exchange Commission on May 21, 2020.

The Transaction was completed on January 3, 2022.  As a result of the Transaction, each outstanding share of CIT common stock was cancelled and converted into the right to receive 0.062 shares of First Citizens Class A common stock.  First Citizens issued 6,140,010 shares of its Class A common stock as merger consideration. Refer to “Note 2. Preliminary Purchase Price Allocation for CIT” for further information regarding the merger consideration which includes consideration for common stock, equity awards, preferred stock, other cash consideration, and cash in lieu of fractional shares.

Pro Forma Condensed Combined Balance Sheet
As of December 31, 2021
(Unaudited)

(Dollars in millions, except per share data)	Historical First Citizens	Historical CIT	Transaction Accounting Adjustments	(Note 3)	Pro Forma First Citizens & CIT
Assets
Cash and due from banks	$337.8	$141.5	$(7.2)	(1)	$472.1
Overnight investments	9,114.7	2,874.6	—		11,989.3
Investment securities	13,110.4	6,813.7	(35.9)	(2)	19,888.2
Assets held for sale	98.7	53.3	(0.1)	(3)	151.9
Loans and leases	32,371.5	32,839.6	135.8	(4)	65,346.9
Allowance for credit losses	(178.5)	(712.3)	428.4	(5)	(462.4)
Net loans and leases	32,193.0	32,127.3	564.2		64,884.5
Operating lease equipment, net	—	8,024.3	(175.2)	(6)	7,849.1
Bank-owned life insurance	0.1	1,201.5	—		1,201.6
Other assets	3,453.4	2,003.4	125.1	(7)	5,581.9
Total assets	$58,308.1	53,239.6	470.9		112,018.6
Liabilities
Deposits	51,406.1	39,357.9	70.2	(8)	90,834.2
Credit balances of factoring clients	—	1,533.5	—		1,533.5
Securities sold under customer repurchase agreements	589.1	—	—		589.1
Borrowings	1,194.5	4,251.5	284.1	(9)	5,730.1
Other liabilities	381.2	1,793.3	117.0	(10)	2,291.5
Total liabilities	53,570.9	46,936.2	471.3		100,978.4

Stockholders’ equity
Common stock	9.8	1.6	4.6	(11)	16.0
Preferred stock	339.9	525.0	16.1	(12)	881.0
Retained earnings	4,377.7	2,180.3	(1,778.6)	(13)	4,779.4
Paid-in-Capital	—	6,932.3	(1,578.3)	(14)	5,354.0
Accumulated other comprehensive income (loss)	9.8	(163.6)	163.6	(15)	9.8
Treasury stock	—	(3,172.2)	3,172.2	(16)	—
Total stockholders’ equity	4,737.2	6,303.4	(0.4)		11,040.2
Total liabilities and stockholders’ equity	$58,308.1	$53,239.6	$470.9		$112,018.6

See accompanying notes to unaudited pro forma condensed combined financial statements.

Pro Forma Condensed Combined Statement of Income
For The Year Ended December 31, 2021
(Unaudited)

(Dollars in millions, except share and per share data)	Historical First Citizens	Historical CIT	Transaction Accounting Adjustments	(Note 3)	Pro Forma First Citizens & CIT
Interest income
Interest and fees on loans and leases	$1,294.8	$1,402.2	$(28.6)	(17)	$2,668.4
Other interest and dividends	156.2	81.2	32.0	(18)	269.4
Total interest income	1,451.0	1,483.4	3.4		2,937.8
Interest expense
Deposits	33.2	203.9	(39.0)	(19)	198.1
Securities sold under customer repurchase agreements	1.3	—	—		1.3
Borrowings	26.1	225.2	(75.8)	(20)	175.5
Total interest expense	60.6	429.1	(114.8)		374.9
Net interest income	1,390.4	1,054.3	118.2		2,562.9
(Benefit) provision for credit losses	(36.8)	(327.4)	512.5	(21)	148.3
Net interest income after provision for credit losses	1,427.2	1,381.7	(394.3)		2,414.6
Noninterest income
Rental income on operating leases	—	773.3	6.5	(22)	779.8
Other noninterest income	508.0	662.9	401.6	(23)	1,572.5
Total noninterest income	508.0	1,436.2	408.1		2,352.3
Noninterest expense
Depreciation on operating lease equipment	—	340.7	(2.3)	(24)	338.4
Maintenance and other operating leases expenses	—	209.0	(9.7)	(25)	199.3
Other noninterest expenses	1,233.5	1,039.1	25.0	(26)	2,297.6
Total noninterest expense	1,233.5	1,588.8	13.0		2,835.3
Income before income taxes	701.7	1,229.1	0.8		1,931.6
Provision (benefit) for income taxes	154.3	306.8	(98.6)	(27)	362.5
Net Income	$547.4	$922.3	99.4		$1,569.1
Less: Preferred stock dividends	18.5	30.1	—		48.6
Net income available to common stockholders	$528.9	$892.2	$99.4		$1,520.5
Pro Forma Combined Per Share Data (a)
Earnings:
Basic	$53.88	$9.01			$95.29
Diluted (b)	$53.88	$8.92			$94.92
Weighted average common shares outstanding (thousands):
Basic	9,816	99,067			15,956
Diluted (b)	9,816	100,068			16,018

(a)
The pro forma combined earnings per share amounts were calculated by totaling the historical earnings of First Citizens and CIT, adjusted for the transaction accounting adjustments, and dividing the resulting amount by the average pro forma shares of First Citizens and CIT, giving effect to the number of First Citizens Class A common shares issued in the Transaction as if such shares were issued as of the beginning of period presented. The First Citizens Class A common stock issued in the Transaction is based on the fixed exchange ratio of 0.062 shares of First Citizens Class A common stock for each share of CIT common stock.

(b)	Does not include the dilutive effect of CIT restricted stock units and performance stock units that are expected to vest after the closing date of the Transaction which were deemed immaterial.

See accompanying notes to unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS

Note 1. Basis of Presentation

The Unaudited Pro Forma Financial Information and explanatory notes have been prepared to illustrate the effects of the Transaction under the acquisition method of accounting with First Citizens treated as the accounting acquirer. Under the acquisition method of accounting, First Citizens generally records the acquired assets and assumed liabilities at their respective fair values. Goodwill is recorded if the purchase price consideration exceeds the fair value of the net assets acquired. Conversely, a gain on acquisition is recorded if the purchase price consideration is less than the fair value of the net assets acquired. The Unaudited Pro Forma Financial Information is presented for illustrative purposes only and not necessarily indicative of the results that might have occurred had the Transaction taken place on January 1, 2021, for statement of income purposes and on December 31, 2021, for balance sheet purposes.

The Transaction, which closed on January 3, 2022, provided for CIT common stockholders to receive 0.062 shares of First Citizens Class A common stock for each share of CIT common stock held immediately prior to the Transaction closing, plus cash in lieu of any fractional shares. Based on the closing trading price of First Citizens Class A common stock on the Nasdaq Global Select Market (“Nasdaq”) on January 3, 2022, the value of the Transaction consideration per share of CIT common stock was $53.31. The aggregate amount of consideration, inclusive of consideration for common and preferred stock, equity awards, other cash consideration, and cash in lieu of fractional shares was approximately $5.95 billion.

The accounting policies of both First Citizens and CIT are in the process of being reviewed in detail. Upon completion of such review, conforming adjustments or financial statement reclassification may be determined.

Note 2. Preliminary Purchase Price Allocation for CIT

The Transaction Accounting Adjustments reflect the estimated accounting impacts of the Transaction, including allocation of the purchase price. The Transaction Accounting Adjustments include a gain on acquisition because the estimates indicate that the purchase price consideration was less than the fair value of the net assets acquired, net of deferred taxes. The estimates in the Transaction Accounting Adjustments are based on available information and certain assumptions considered reasonable and may be subject to change as additional information becomes available.

The Transaction Accounting Adjustments include provisional core deposit intangibles (“CDI”) of approximately $143.0 million resulting from the Transaction. The Transaction Accounting Adjustments assume that the CDI will amortize over an estimated ten year average life. Based on the closing trading price of First Citizens Class A common stock on the Nasdaq on January 3, 2022, the preliminary purchase price allocation resulted in a gain on acquisition of approximately $401.6 million.

The preliminary purchase price allocation is as follows:

(Dollars in millions, except per share data)
Pro Forma Purchase Price Allocation
Common Share Consideration:
Shares of First Citizens Class A common stock issued	6.14
Price per share of First Citizens Class A common stock as of January 3, 2022	$859.76
Preliminary consideration for outstanding common stock	5,278.9
Consideration for equity awards	81.2
Consideration for preferred stock	541.1
Other cash consideration paid to CIT	43.9
Cash in lieu of fractional shares	7.1
Total pro forma purchase price consideration	$5,952.2

(Dollars in millions)
Fair value of assets acquired:
Cash and due from banks	$185.3
Overnight investments	2,874.6
Investment securities	6,777.8
Assets held for sale	53.2
Loans and leases	32,975.4
Allowance for credit losses	(284.0)
Operating lease equipment, net	7,849.1
Bank-owned life insurance	1,201.5
Other assets	2,128.6
Total assets acquired	$53,761.5
Fair value of liabilities assumed:
Deposits	$39,428.1
Credit balances of factoring clients	1,533.5
Borrowings	4,535.6
Other liabilities	1,910.5
Total liabilities assumed	$47,407.7
Fair value of net assets acquired	$6,358.8
Gain on acquisition	$(401.6)

Note 3. Transaction Accounting Adjustments

The following Transaction Accounting Adjustments have been reflected in the Unaudited Pro Forma Financial Information. All taxable adjustments were calculated using a blended federal and state tax rate of approximately 24 percent to arrive at deferred tax asset or liability adjustments. All adjustments are based on current assumptions and valuations, which are subject to change.

(1)
Adjustment to cash and due from banks to reflect the cash in lieu of shares paid to CIT stockholders for 8,796 fractional shares at an average price of $813.02 per share in accordance with the Merger Agreement.

(2)	Adjustments to investment securities to reflect estimated fair value of acquired securities related to changes in interest rates.

(3)	Adjustments to assets held for sale to reflect estimated fair value of acquired assets held for sale.

(4)
Adjustments to loans and leases for fair value adjustments which are primarily based on considerations such as credit deterioration, current interest rates, and liquidity. These adjustments include: a decrease of $412.6 million for the gross fair value mark; an increase of $264.5 million to eliminate CIT’s historical discounts on loans and leases; and an increase of $283.9 million for the gross up of the credit mark for purchased credit deteriorated (“PCD”) loans.

(5)
Adjustments to the allowance for credit losses (“ACL”) to reflect current expected credit losses for acquired loans and leases. These adjustments include an elimination of CIT’s $712.3 million historical ACL and an increase of $283.9 million for the expected credit losses on PCD loans.

(6)	Adjustments to operating lease equipment to reflect the estimated fair value of acquired operating lease equipment.

(7)
Adjustments to increase other assets by $125.1 million, primarily due to: an increase of $76.3 million for the fair value of Right-of-Use ("ROU") assets for acquired leases; an increase of $60.8 million in the fair value of acquired real estate and software; and a net increase of $41.8 million in other intangible assets. The net increase in other intangible assets is primarily due to the estimated core deposit intangible assets of approximately $143.0 million related to the Transaction, partially offset by the elimination of $102.1 million of CIT’s historical other intangible assets. The increases in other assets were partially offset by a $68.1 million decrease in capitalized certification costs, primarily related to rail tank car safety certifications. These certification costs provide a long-term benefit as they allow the rail tank cars to comply with government standards. The valuation of the operating lease equipment considered whether the tank cars complied with the government standards.

(8)	Adjustments to deposits for the estimated fair value of acquired interest-bearing deposits.

(9)	Adjustments to borrowings to reflect the estimated fair value increase of $257.8 million and the elimination of CIT’s historical issuance costs of $26.3 million.

(10)
Adjustments to increase other liabilities by $117.0 million, primarily due to a $52.3 million liability related to acquired rail equipment associated with operating leases and a $38.2 million liability associated with contractually obligated merger costs paid by CIT at closing.

(11)
Adjustment for issuance to CIT common stockholders of First Citizens Class A common stock totaling $6.2 million at par value, partially offset by the elimination of CIT’s historical common stock totaling $1.6 million at par value.

(12)
Adjustment for the estimated fair value premium of $16.1 million related to preferred stock. CIT’s historical Series A and Series B preferred stock totaling $525 million in the aggregate was exchanged for newly created series of First Citizens Series B and Series C preferred stock, totaling $325 million and $200 million, respectively.

(13)	Adjustments to retained earnings to eliminate CIT’s historical retained earnings of approximately $2.2 billion, partially offset by the $401.6 million nontaxable gain on acquisition.

(14)
Adjustments to paid-in capital for issuance to CIT common stockholders of First Citizens Class A common stock which exceeded total par value by approximately $5.3 billion and $81.2 million for the fair value of CIT’s stock based compensation awards, partially offset by the elimination of CIT’s historical paid-in capital of approximately $6.9 billion.

(15)	Adjustment to eliminate CIT’s historical accumulated other comprehensive loss of $163.6 million.

(16)	Adjustment to eliminate CIT’s historical treasury stock of approximately $3.2 billion.

(17)	Decrease in interest and fees on loans of $28.6 million for the year ended December 31, 2021 for the estimated amortization of premiums and accretion of discounts on acquired loans and leases.

(18)
Net increase in other interest and dividends of $32 million for the year ended December 31, 2021 to recognize estimated amortization associated with fair value adjustments for acquired available for sale securities related to changes in interest rates.

(19)
Net decrease in interest expense on deposits of $36.6 million for the year ended December 31, 2021 to reflect estimated amortization of premiums on assumed deposits. The adjustment also reflects the elimination of CIT’s historical brokered deposit fees of $2.4 million.

(20)
Adjustment reflects premium accretion of $68.7 million on assumed borrowings for the year ended December 31, 2021. This was estimated using the straight line amortization method based on the average remaining life of each individual debt instrument assumed as if the Transaction occurred on January 1, 2021. The adjustment also reflects the elimination of CIT’s historical debt issuance costs of $7.0 million.

(21)	Adjustment for the provision for credit losses of $454.0 million for acquired non-PCD loans and $58.5 million for the provision for acquired unfunded commitments.

(22)
Adjustment reflects accretion of the fair value of acquired operating leases. The estimated amount of accretion is $6.5 million for the year ended December 31, 2021 and was estimated using the straight line amortization method based on the average remaining life of the operating leases.

(23)	Adjustment for the nontaxable gain on acquisition of $401.6 million. Refer to “Note 2. Preliminary Purchase Price Allocation for CIT”.

(24)
Net increase in depreciation on operating lease equipment related to the fair value adjustment for the acquired equipment. The depreciation expense is estimated to decrease by $2.3 million for the year ended December 31, 2021. This was estimated using the straight line amortization method based on the average remaining life of the operating lease equipment (25 years for rail equipment and 3 years for other equipment).

(25)	Net decrease in maintenance and other operating lease expense of $9.7 million for the year-ended December 31, 2021 to reflect the elimination of CIT’s historical capitalized certification costs.

(26)
Net increase in operating expenses of $25.0 million, primarily due to $43.2 million in contractually obligated merger costs, partially offset by an $18.4 million net decrease in the amortization of intangible assets. The net decrease in amortization of intangible assets was primarily due to the elimination of CIT’s historical amortization.

(27)
Decrease in provision for income taxes of $98.6 million for the year ended December 31, 2021 related to the income tax benefit from the pro forma income statement transaction accounting adjustments, excluding the nontaxable gain on acquisition, using a blended federal and state tax rate of approximately 24 percent.